6 Feb 2010
6 FEB 2010

MUTUAL RELEASE AND SEPARATION AGREEMENT

THIS MUTUAL RELEASE AND SEPARATION AGREEMENT (this "Agreement") is made as of the 28th day of January, 2010, by David A. Chrisitian, an individual ("Christian"), and SANSWIRE CORP., a Delaware corporation ("Sanswire").

Preliminary Statements

Christian has been employed by Sanswire Corp. as Chief Executive Officer and Chairman of the Board.

Christian and Sanswire wish to resolve and to settle all issues between them relating to the employment of Christian by Sanswire, including without limitation, all issues relating to salary and bonus payable to Christian, as hereinafter set forth.

WITNESSETH:

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. **Preliminary Statements**. The foregoing Preliminary Statements are true and form a part of this Agreement.

2. **Severance**. Sanswire shall pay to Christian :

(a) 4,000,000 (Four Million) shares of common stock
(b) options to purchase 500,000 (Five Hundred Thousand) Shares of common stock at an exercise price of $.075 per share
(c) $15,000 in cash as settlement of all accrued and unpaid expenses
(d) 250,000 shares with regard to his contract to serve on the Board of Directors

3. **Mutual Release**. In consideration of the agreements and mutual promises made herein, Sanswire, on the one hand, and Christian, on the other hand, hereby mutually release and forever discharge each other, from all actions, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, trespasses, damages, judgments, claims, demands and all other liabilities and obligations whatsoever, in law or in equity, known or unknown, existing or which may arise in the future, and fixed or contingent (each a "Claim"), that the parties ever had, now has or hereafter, can, shall or may have, from any matter, cause or thing whatsoever, from the beginning of the world through the date hereof, other than the parties' respective obligations under this Agreement and the other agreements contemplated hereby. The parties represent that no portion of any Claim has been assigned or transferred by subrogation or

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6 Feb 2010

otherwise to any other person, firm, or entity. Sanswire agrees to defend Christian, in the event that any action is asserted for any claim during the term of employment, or affiliation.

4. **Miscellaneous**

(a) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties, and supercedes all prior agreements and understandings, written or oral; is irrevocable and may not be modified or terminated except to the extent, if any, set forth in a writing signed by the parties.

(b) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with Florida law without giving effect to the choice of law provisions thereof. Any legal proceeding arising out of or relating to this Agreement shall be brought in any state court having jurisdiction located in Broward County, Florida, or in the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such courts in any legal proceeding and waives any objection to the laying of venue of any legal action in any such court. Prior to the filing of any action the parties agree to submit any controversy to mediation with a mediator to be picked by the American Arbitration Association.

(c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be and constitute an original and one and the same instrument. A copy or facsimile copy of this Agreement and any signatures hereon shall be considered for all purposes as originals.

(d) Severability. If any term, provision or portion of this Agreement is held to be unlawful, in conflict with federal, state or other applicable law or otherwise enforceable, the remainder of this Agreement shall continue in full force and effect to the same extent as if the illegal or invalid provision was not included in this Agreement and the remainder of the Agreement shall be enforced to give effect to the fullest extent legally permissible the intent and purposes of the parties as evidenced by this Agreement.

(e) Notices. Any notice or other communication required or permitted hereunder shall be in writing and delivered at the addresses set forth below, or mailed by registered or certified mail, return receipt requested, postage prepaid, or by any courier service of recognized national standing, addressed as follows, or to such other address or addresses as may be hereafter furnished by one party to the other party in compliance with the terms hereof:

If to Christian, to:

David A. Christian, SS#161 68 0975
47 Canal Run West
West Washington Crossing, PA 18977

If to Sanswire, to:

Sanswire Corp.

17501 Biscayne Blvd., Suite 430
Aventura, FL 33160
Attention: Jonathan D. Leinwand, Esq., General Counsel

11. **Non-Disparagement Clause**: The Parties, as well as their respective officers, directors, and principals shall not directly or indirectly falsely disparage each other in any written or oral communication to any person or entity, including via electronic mail or electronic communication, on the Internet, through a website, bulletin board, posting, blog, or otherwise. Should it be determined pursuant to the dispute resolution provisions of this agreement that Christian violated this provision, Christian shall return the shares upon the request of Sanswire and Sanswire may cancel all unexercised options, all as liquidated damages and not as a penalty.

12. **Effectiveness**. This Agreement shall bind and benefit Christian and Sanswire but shall not become effective or enforceable in any respect until the date executed and delivered by the each of the parties (the "Effective Date").

6 Feb 2010

[redacted]

6FEB20

signed ______________________ 6 Feb 2010
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signed ______________________ 6FEB2010
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